Exhibit 99.1

Press Release

CMGI ANNOUNCES FINANCIAL RESULTS FOR THIRD QUARTER

OF FISCAL 2006

Company Reports 11% Growth in Net Income

Waltham, Mass. June 5, 2006 — CMGI, Inc. (Nasdaq: CMGI) today reported financial results for its fiscal 2006 third quarter ended April 30, 2006.

Financial Highlights

•	Net Income up 11% from Q3 of fiscal 2005, to $21.7 million
•	Operating Loss of $1.7 million includes restructuring of $2.6 million
•	Non-GAAP Operating Income increased 53% to $7.0 million versus last year
•	Gross Margins increased to 10.9% compared to 10.3% in prior year period
•	Generated $24.2 million in cash from operations

Business Highlights

ModusLink:

•	Awarded 32 new customer engagements, with expected annualized revenue of $73 million
•	Reported 56% of new engagements and 44% of expected annualized revenue from new target markets – Communications, Storage and Consumer Electronics
•	Expanded footprint in Singapore with opening of third solution center
•	Advanced vertical market services strategy as first supply chain services provider to deliver a new wireless activation service for laptop hardware manufacturers and a full-cycle logistics solution for the hard disk drive market

@Ventures:

•	Liquidity event for e-learning systems provider, WebCT, through merger with Blackboard, resulting in proceeds to CMGI of $21.2 million
•	Liquidity event for Realm Business Solutions, a software developer for the commercial real estate industry, with proceeds to CMGI of $6.9 million

Third Quarter Consolidated Financial Results

CMGI reported net revenue of $264.7 million for its third quarter ended April 30, 2006. This compares to net revenue of $260.8 million for the same period one year ago, a $3.9 million or 1.5% increase year over year.

CMGI reported an operating loss of $1.7 million for the third quarter, the same as the operating loss for the third quarter of fiscal 2005. Compared with the prior year, operating results were affected by an increase in gross margins offset by $1.1 million of higher restructuring expenses and $2.7 million of planned investment in the Company’s strategic initiatives. Gross margins increased by $1.9 million due to $3.9 million of higher revenues and benefited from productivity gains. The $2.6 million of restructuring expenses during the quarter primarily reflects actions taken in Europe to consolidate certain operations in order to better leverage infrastructure and to drive operational efficiencies.

During the third quarter, CMGI continued to invest in its strategic initiatives focused on penetrating new target verticals, expanding service offerings, deploying a new ERP technology platform and advancing global hub and spoke initiatives, such as consolidating IT and finance infrastructures. These actions resulted in incremental operating expenses during the quarter of $2.7 million versus the same period in the prior year.

“During the quarter, we continued to successfully execute on our strategic initiatives which drove increased productivity and efficiency throughout the organization,” said Joseph C. Lawler, President and Chief Executive Officer. “We have made significant progress penetrating our key target vertical markets by leveraging the strength of our global operating infrastructure and have introduced new, customized solutions tailored to our clients’ needs. In addition, we expanded our global reach with the opening of a third solution center in Singapore, strengthening our position as the leading global provider of outsourced supply chain services.”

Excluding the effects of charges related to depreciation, amortization of intangibles, stock-based compensation and restructuring, CMGI reported non-GAAP operating income of $7.0 million for the third quarter of fiscal 2006 versus non-GAAP operating income of $4.6 million for the same period in the prior fiscal year. The year over year increase in non-GAAP operating income primarily reflects the impact of improved gross margins and continued cost reduction actions within our general and administrative expenses.

For the quarter, CMGI reported net income of $21.7 million compared to net income of $19.6 million for the same period in the prior fiscal year. Net income primarily reflects gains from two liquidity events within the @Ventures portfolio. These gains included a $19.4 million gain from the acquisition of WebCT, an e-learning systems provider, on proceeds to CMGI of $21.2 million, and a $3.2 million gain from the acquisition of Realm Business Solutions, a software developer for the commercial real estate industry, on proceeds to CMGI of $6.9 million.

“We had good results this quarter attributable, in part, to recent @Ventures activity, including two liquidity events which contribute significantly to our track record of success in this area. We remain optimistic about the prospects of our portfolio, especially those in the clean energy sector,” continued Lawler.

“As we look ahead, we continue to be excited about new opportunities for growth and market leadership in the supply chain management marketplace. We are increasingly seeing multi-national companies seeking to leverage the benefits of outsourcing for the delivery of global solutions that span all three of our primary regions. This quarter, ModusLink continued to secure large-scale engagements with major technology companies seeking ModusLink’s expertise in delivering high-value services across the globe to reduce their supply chain costs and improve time to market and customer satisfaction. With globalization on the rise and the trend toward outsourcing continuing, ModusLink has significant opportunities to capture new market share, deliver higher margin services and increase revenue,” concluded Lawler.

As of April 30, 2006, CMGI had working capital of approximately $291.6 million compared with $224.6 million at July 31, 2005 and $259.7 million at January 31, 2006. The increase in working capital this quarter primarily reflects the proceeds received from the @Ventures liquidity events noted above. Included in the working capital position at the end of the third quarter were cash and marketable securities totaling $213.0 million. CMGI generated $24.2 million of cash from operating activities of continuing operations during the third quarter.

Conference Call Information

CMGI will hold a conference call to discuss its fiscal 2006 third quarter results at 5:00 PM Eastern Time on June 5, 2006. Investors can listen to the conference call on the Internet at www.cmgi.com/investor. To listen to the live call, go to the Web site at least 15 minutes prior to the start time to download and install the necessary audio software.

Non-GAAP Information

The Company believes that its non-GAAP measure of operating income/(loss) (“non-GAAP operating income/(loss)”) provides investors with a useful supplemental measure of the Company’s operating performance by excluding the impact of non-cash charges and restructuring activities. Each of the excluded items was excluded because they may be considered to be of a non-operational or non-cash nature. Historically, CMGI has recorded significant impairment and restructuring charges. These charges, as well as charges related to depreciation, amortization of intangible assets and stock-based compensation, have been excluded for the purpose of enhancing the understanding by both management and investors of the underlying baseline operating results and trends of the business, which management uses to evaluate our financial performance for purposes of planning and forecasting future periods. Non-GAAP operating income/(loss) does not have any standardized definition and, therefore, is unlikely to be comparable to similar measures presented by other reporting companies. Non-GAAP operating income/(loss) should not be evaluated in isolation of, or as a substitute for, the Company’s financial results prepared in accordance with United States generally accepted accounting principles. The Company’s usage of non-GAAP operating income/(loss), and the underlying methodology in excluding certain charges, is not necessarily an indication of the results of operations that may be expected in the future, or that the Company will not, in fact, incur such charges in future periods. A table reconciling CMGI’s non-GAAP operating income/(loss) to its GAAP operating income/(loss) and its GAAP net income/(loss) is included in the statement of operations information in this release.

About CMGI

CMGI, Inc. (Nasdaq: CMGI), through its subsidiary ModusLink, provides industry-leading global supply chain management services and solutions that help businesses market, sell and distribute their products around the world. In addition, CMGI’s venture capital business, @Ventures, invests in a variety of technology ventures. For additional information, see www.cmgi.com.

This release contains forward-looking statements, which address a variety of subjects including, for example, the expected annual revenue from new business engagements, the further execution of ModusLink’s strategic business plan and impact of that plan, our assessment of the companies within our venture capital portfolio, the expected impact of restructuring actions, and our assessment of the supply chain management industry and the opportunities afforded ModusLink in that industry. All statements other than statements of historical fact, including without limitation, those with respect to CMGI’s goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: CMGI’s success, including its ability to improve its cash position, expand its operations and revenues, improve its gross margins and sustain profitability, depends on its ability to execute on its business strategy and the continued and increased demand for and market acceptance of its products and services; CMGI’s management may face strain on managerial and operational resources as they try to oversee the expanded operations; CMGI may not be able to expand its operations in accordance with its business strategy; CMGI’s cash balances may not be sufficient to allow CMGI to meet all of its business and investment goals; CMGI may experience difficulties integrating technologies, operations and personnel in accordance with its business strategy; CMGI derives a significant portion of its revenue from a small number of customers and the loss of any of those customers would significantly damage CMGI’s financial condition and results of operations; ModusLink frequently sells to its supply chain management clients on a purchase order basis rather than pursuant to long-term contracts or contracts with minimum purchase requirements, and therefore its sales are subject to demand variability; the mergers and acquisitions and IPO markets are inherently unpredictable and liquidity events for companies in the venture capital portfolio may not occur; future proceeds from liquidity events are based upon the release of escrowed funds and successful escrow claims will reduce these amounts; and increased competition and technological changes in the markets in which CMGI competes. For a detailed discussion of cautionary statements that may affect CMGI’s future results of operations and financial results, please refer to CMGI’s filings with the Securities and Exchange Commission, including CMGI’s most recent Quarterly Report on Form 10-Q. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.

Contacts:

Investors-Financial

Tom Oberdorf

Chief Financial Officer

781-663-5012

ir@cmgi.com

or

Media

Bob Joyce

Financial Dynamics

617-747-3620

bjoyce@fd-us.com

CMGI, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except per share amounts)

(Unaudited)

	April 30, 2006	July 31, 2005
Assets:
Cash and cash equivalents	$122,497	$192,483
Available-for-sale securities	2,960	278
Short-term investments	87,500	—
Accounts receivable, net	188,928	162,913
Inventories	84,538	78,689
Prepaid expenses and other current assets	10,804	11,800
Current assets of discontinued operations	3,054	2,912

Total current assets	500,281	449,075

Property and equipment, net	42,735	40,579
Investments in affiliates	22,816	22,528
Goodwill and other intangible assets	199,353	198,614
Other assets	3,128	5,888
Non-current assets of discontinued operations	2,417	5,000

	$770,730	$721,684

Liabilities:
Current installments of long-term debt	$65	$1,670
Current portion of capital lease obligations	315	304
Revolving line of credit	—	24,785
Accounts payable	149,827	134,252
Current portion of accrued restructuring	7,053	11,251
Accrued income taxes	1,720	2,778
Accrued expenses	44,902	43,024
Other current liabilities	3,020	3,797
Current liabilities of discontinued operations	1,820	2,576

Total current liabilities	208,722	224,437

Revolving line of credit	35,786	—
Long-term debt, net of current portion	65	98
Long-term portion of accrued restructuring	7,603	7,912
Long-term portion of capital lease obligations	619	823
Other long-term liabilities	17,841	17,101
Non-current liabilities of discontinued operations	98	98

	62,012	26,032
Stockholders' equity	499,996	471,215

	$770,730	$721,684

CMGI, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended			Nine months ended
	April 30, 2006	January 31, 2006	April 30, 2005	April 30, 2006	April 30, 2005
Net revenue	$264,748	$318,849	$260,844	$887,006	$806,093
Operating expenses:
Cost of revenue	235,886	288,445	233,897	796,768	709,723
Selling	5,108	5,293	4,737	15,789	15,695
General and administrative	21,710	20,276	21,144	63,103	61,579
Amortization of intangible assets	1,206	1,206	1,308	3,618	3,919
Restructuring, net	2,582	5,326	1,472	8,885	3,785

Total operating expenses	266,492	320,546	262,558	888,163	794,701

Operating income (loss)	(1,744)	(1,697)	(1,714)	(1,157)	11,392
Other income (expenses):
Other gains (losses), net	21,976	(1,119)	(14)	24,093	(2,613)
Equity in income (losses) of affiliates, net	325	5	(338)	(73)	(261)
Interest income	1,443	1,384	1,206	4,000	2,713
Interest expense	(795)	(722)	(394)	(2,069)	(1,407)

Total	22,949	(452)	460	25,951	(1,568)

Income (loss) from continuing operations before income taxes	21,205	(2,149)	(1,254)	24,794	9,824
Income tax (benefit) expense	(738)	758	(23,099)	963	(20,553)

Income (loss) from continuing operations	21,943	(2,907)	21,845	23,831	30,377
Discontinued operations, net of income taxes:
Loss from discontinued operations	(269)	(3,408)	(2,277)	(6,340)	(4,126)

Net income (loss)	$21,674	$(6,315)	$19,568	$17,491	$26,251

Basic and diluted earnings (loss) per share:
Earnings (loss) from continuing operations	$0.04	$(0.01)	$0.04	$0.05	$0.06
Loss from discontinued operations	$(0.00)	$(0.01)	$(0.00)	$(0.01)	$(0.01)

Earnings (loss)	$0.04	$(0.02)	$0.04	$0.04	$0.05

Shares used in computing basic earnings (loss) per share	483,188	482,727	477,515	482,614	474,222

Shares used in computing diluted earnings (loss) per share	485,927	482,727	486,210	486,868	482,585

CMGI, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations Information

(In thousands)

(Unaudited)

	Three months ended			Nine months ended
	April 30, 2006	January 31, 2006	April 30, 2005	April 30, 2006	April 30, 2005
Net revenue:
eBusiness and Fulfillment
Americas	$107,098	$144,076	$101,556	$380,538	$331,433
Asia	62,229	62,951	52,561	185,897	162,635
Europe	95,421	111,822	106,727	320,571	311,941

Total eBusiness and Fulfillment	264,748	318,849	260,844	887,006	806,009
Other	—	—	—	—	84

	$264,748	$318,849	$260,844	$887,006	$806,093

Operating income (loss):
eBusiness and Fulfillment
Americas	$3,542	$8,722	$(1,036)	$15,012	$4,338
Asia	2,613	5,737	3,925	13,841	19,605
Europe	(3,429)	(12,117)	113	(17,469)	245

Total eBusiness and Fulfillment	2,726	2,342	3,002	11,384	24,188
Other	(4,470)	(4,039)	(4,716)	(12,541)	(12,796)

	$(1,744)	$(1,697)	$(1,714)	$(1,157)	$11,392

Non-GAAP operating income (loss):
eBusiness and Fulfillment
Americas	$5,622	$10,746	$1,814	$21,278	$13,081
Asia	4,637	7,451	5,319	19,102	24,808
Europe	276	(6,675)	1,518	(6,366)	4,287

Total eBusiness and Fulfillment	10,535	11,522	8,651	34,014	42,176
Other	(3,525)	(2,715)	(4,074)	(9,212)	(11,585)

	$7,010	$8,807	$4,577	$24,802	$30,591

Note: Non-GAAP operating income represents total operating income (loss), excluding net charges related to depreciation, amortization of intangible assets, stock-based compensation and restructuring.

TABLE RECONCILING NON-GAAP OPERATING INCOME TO GAAP OPERATING INCOME (LOSS) AND NET INCOME (LOSS)

Non-GAAP Operating income	$7,010	$8,807	$4,577	$24,802	$30,591
Adjustments:
Depreciation	(3,407)	(2,193)	(2,414)	(8,108)	(7,094)
Amortization of intangible assets	(1,206)	(1,206)	(1,308)	(3,618)	(3,919)
Stock-based compensation	(1,559)	(1,779)	(1,097)	(5,348)	(4,401)
Restructuring, net	(2,582)	(5,326)	(1,472)	(8,885)	(3,785)

GAAP Operating income (loss)	$(1,744)	$(1,697)	$(1,714)	$(1,157)	$11,392

Other income (expense)	22,949	(452)	460	25,951	(1,568)
Income tax expense (benefit)	(738)	758	(23,099)	963	(20,553)
Loss from discontinued operations	(269)	(3,408)	(2,277)	(6,340)	(4,126)

Net income (loss)	$21,674	$(6,315)	$19,568	$17,491	$26,251